Exhibit 99.1

ChromaDex Announces Management Changes

IRVINE, Calif. – February 17, 2012 –ChromaDex Corporation (OTCBB: CDXC), an innovative natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food & beverage, cosmetic and pharmaceutical industries and marketer of BlūScience™, its recently launched line of dietary supplements, announced today that William F. Spengler has elected to step down from his positions of President and Director of ChromaDex to pursue other business interests.   It is anticipated that Jeffrey Himmel, who was recently appointed as CEO of ChromaDex, will also assume the role and title of President.

Commenting on the announcement, Mr. Spengler stated, “With the company’s business plan unfolding nicely and a successful round of equity financing recently completed, ChromaDex is now well positioned for sustained growth.  I believe that the company has a bright future ahead of it.”

Frank Jaksch, ChromaDex Founder and Chief Science Officer commented, "On behalf of the Board and our employees, I want to thank Bill for his many contributions to the company. All of us at ChromaDex wish him great success in his future endeavors”.

About ChromaDex®:
ChromaDex, Inc. is an innovative natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food & beverage, cosmetic and pharmaceutical industries.  The company has an expanding pipeline of new ingredients, including its pTeroPure® (www.pteropure.com) pterostilbene for which it has worldwide, exclusive patent pending rights. The company recently launched its BlūScience™ line of dietary supplements. Capitalizing on the diverse potential applications of the product, ChromaDex is also developing pTeroPure for the skincare and pharmaceutical markets, among others. pTeroPure is currently being studied in a human clinical trial at the University of Mississippi.

For more information about pTeroPure visit www.pteropure.com or call 949-600-9694.

Forward-Looking Statements:
Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in the companies' filings with the Securities and Exchange Commission, and risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

ChromaDex Investor Contact:

Liviakis Financial Communications, Inc.
John M. Liviakis, President
415-389-4670
John@Liviakis.com

Institutions and Analysts Contact:

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

ChromaDex / BluScience Contact:

Jeffrey Himmel, CEO
949-419-0288
jsh@chromadex.com

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